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                                   EXHIBIT 11


               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (In thousands, except per share data)



                                               Three months ended         Six months ended
                                                    June 30,                  June 30,
                                               -------------------      --------------------
                                               1998(1)     1997(1)        1998(1)    1997(1)
                                               -------    --------      --------    --------
Net earnings, basic basis..................    $30,034    $  9,817      $ 45,441    $13,393
Plus:  Impact of assumed conversion
       of the LYONs, net of applicable
       income taxes........................        599         808         1,223      1,615
                                               -------    --------      --------    -------
Diluted earnings...........................    $30,633    $ 10,625      $ 46,664    $15,008
                                               =======    ========      ========    =======

Weighted average shares outstanding
  during the period, basic basis...........     23,178      17,887        22,833     17,908
Plus:  Common stock equivalent shares
       assumed from conversion of options..      1,725       1,014         1,689        973
       Common stock equivalent shares
       assumed from conversion of LYONs....      3,489       4,792         3,535      4,792
                                               -------    --------      --------    -------

Weighted average shares outstanding
  during the period, diluted basis.........     28,392      23,693        28,057     23,673
                                               =======    ========      ========    =======

Basic earnings per share...................    $  1.30    $    .55      $   1.99    $   .75
                                               =======    ========      ========    =======

Diluted earnings per share.................    $  1.08    $    .45      $   1.66    $   .63
                                               =======    ========      ========    =======



(1) Earnings and weighted average shares outstanding for both 1998 and 1997 include the full period results and impact of Fidelity and Granite combined, as the merger has been accounted for as a pooling-of-interests.


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